ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090301

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20120783800-31 Filing Date and Time 11/20/2012 12:14 PM Entity Number E0580752006-0

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1. Name of corporation:

MusclePharm Corporation

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

2,500,000,000 shares of Common Stock, par value $0.001 per share, and the shares of Preferred Stock set forth on Attachment "A" attached hereto.

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

3,846,153 shares of Common Stock, par value $0.001 per share, and the shares of Preferred Stock set forth on Attachment "A" attached hereto.

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

One share of the corporation's Common Stock, par value $0.001 per share, for each 850 shares of the corporation's Common Stock, par value $0.001 per share, outstanding prior to the change.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Any fractional share that otherwise would be issued as a result of the change will be rounded up to a whole share.

7. Effective date and time of filing: (optional) Date: 11/26/2012 Time: 8:00 am pacific

(must not be later than 90 days after the certificate is filed)

8. Signature: (required)

X ______________________ EVP, Chief Operating Officer

Signature of Officer — Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

MUSCLEPHARM CORPORATION

ATTACHMENT "A"
TO
CERTIFICATE OF CHANGE

The Certificate of Change of MusclePharm Corporation (the "Corporation") consists of the certifications set forth on the preceding page and the additional certifications set forth on this Attachment as follows:

3. The current number of authorized shares and the par value, if any, of each class or series of shares before the change (cont'd):

   (a) 5,000,000 shares of Series A Convertible Preferred Stock, par value $0.001 per share, and

   (b) 5,000,000 shares of blank check Preferred Stock, par value $0.001 per share, of which (i) 51 shares have been designated Series B Preferred Stock and (ii) 500 shares have been designated Series C Convertible Preferred Stock.

4. The number of authorized shares and the par value, if any, of each class or series of shares after the change (cont'd):

   (a) 5,000,000 shares of Series A Convertible Preferred Stock, par value $0.001 per share, and

   (b) 5,000,000 shares of blank check Preferred Stock, par value $0.001 per share, of which (i) 51 shares have been designated Series B Preferred Stock and (ii) 500 shares have been designated Series C Convertible Preferred Stock.